Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference of hopTo Inc. and Subsidiaries in the Registration Statement on Forms S-8 (No. 333-177069, 333-156299 and 333-145284), Registration Statement on Forms S-1 (No. 333-206861 and 333-226880), Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (No. 333-190681), and Pre-Effective Amendment to Post Effective Amendment No. 1 and Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (No. 333-193666) of our report dated April 1, 2019, (which report included an explanatory paragraph about the change in accounting principle), with respect to our audit of the consolidated financial statements of hopTo Inc. and Subsidiaries as of December 31, 2018 and for the year then ended, which report is included in this Annual Report on Form 10-K of hopTo Inc. and Subsidiaries for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

Chicago, IL

April 1, 2019